                                                                    EXHIBIT 2.1

================================================================================



                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                                ASK JEEVES, INC.,
                             a Delaware corporation;


                           NEUTRAL ACQUISITION CORP.,
                             a Delaware corporation;

                                       and


                            NET EFFECT SYSTEMS, INC.,
                             a Delaware corporation



                          -----------------------------

                          Dated as of November 14, 1999

                          -----------------------------



================================================================================

                                TABLE OF CONTENTS


                                                                              PAGE

SECTION 1. DESCRIPTION OF TRANSACTION...........................................1

  1.1      Merger of Merger Sub into the Company................................1

  1.2      Effect of the Merger.................................................1

  1.3      Closing; Effective Time..............................................1

  1.4      Articles of Incorporation and Bylaws; Directors and Officers.........2

  1.5      Conversion of Shares.................................................2

  1.6      Stock Options and Warrants...........................................3

  1.7      Closing of the Company's Transfer Books..............................4

  1.8      Exchange of Certificates; Escrow Shares..............................5

  1.9      Appraisal Rights.....................................................6

  1.10     Tax Consequences.....................................................7

  1.11     Accounting Treatment.................................................7

  1.12     Further Action.......................................................7

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................7

  2.1      Due Organization; No Subsidiaries; Etc...............................7

  2.2      Certificate of Incorporation and Bylaws; Records.....................8

  2.3      Capitalization, Etc..................................................8

  2.4      Financial Statements.................................................9

  2.5      Absence of Changes..................................................10

  2.6      Title to Assets.....................................................11

  2.7      Equipment; Leasehold................................................12

  2.8      Title to Real Property..............................................12

  2.9      Intellectual Property...............................................12

  2.10     Contracts...........................................................14

  2.11     Liabilities.........................................................16

  2.12     Compliance with Legal Requirements..................................16

  2.13     Governmental Authorizations.........................................16

  2.14     Tax Matters.........................................................17

  2.15     Employee and Labor Matters; Benefit Plans...........................17

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                              PAGE

  2.16     Environmental Matters...............................................18

  2.17     Insurance...........................................................19

  2.18     Related Party Transactions..........................................19

  2.19     Legal Proceedings; Orders...........................................20

  2.20     Authority; Binding Nature of Agreement..............................20

  2.21     Non-Contravention; Consents.........................................20

  2.22     Full Disclosure.....................................................22

  2.23     Vote Required.......................................................22

  2.24     No Brokers..........................................................22

  2.25     No Existing Discussions.............................................22

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............22

  3.1      Corporate Existence and Power.......................................22

  3.2      Authority; Binding Nature of Agreement..............................23

  3.3      No Conflict; Consents...............................................23

  3.4      SEC Filings; Financial Statements...................................23

  3.5      Valid Issuance......................................................24

  3.6      Merger Sub..........................................................24

  3.7      Governmental Authorization..........................................24

SECTION 4. CERTAIN COVENANTS OF THE COMPANY....................................24

  4.1      Access and Investigation............................................24

  4.2      Operation of the Business of the Company............................24

  4.3      Notification; Updates to Disclosure Schedule........................26

  4.4      No Negotiation......................................................27

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES.................................27

  5.1      Filings and Consents................................................27

  5.2      Company Stockholders' Meeting.......................................27

  5.3      Conversion and Exercise.............................................28

  5.4      Public Announcements................................................28

  5.5      Pooling of Interests................................................28

  5.6      Affiliate Agreements................................................28

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                              PAGE

  5.7      Commercially Reasonable Efforts.....................................29

  5.8      Termination of Agreements...........................................29

  5.9      Employee and Related Matters........................................29

  5.10     Indemnification of Directors and Officers of the Company............29

  5.11     Protection of Proprietary Assets....................................30

  5.12     FIRPTA Matters......................................................30

  5.13     Notification........................................................30

  5.14     Tax-Free Reorganization.............................................30

  5.15     Nasdaq National Market Listing......................................31

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB........31

  6.1      Accuracy of Representations.........................................31

  6.2      Performance of Covenants............................................31

  6.3      Stockholder Approval................................................31

  6.4      Assumption/Exercise of Company Warrants.............................32

  6.5      Consents............................................................32

  6.7      Agreements and Documents............................................32

  6.8      Absence of Material Adverse Effect..................................33

  6.9      FIRPTA Compliance...................................................34

  6.10     Listing.............................................................34

  6.11     No Restraints.......................................................34

  6.12     No Legal Proceedings................................................34

  6.13     Rule 506 Exemption..................................................34

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY..................34

  7.1      Accuracy of Representations.........................................34

  7.2      Performance of Covenants............................................34

  7.3      Stockholder Approval................................................35

  7.4      Agreements and Documents............................................35

  7.5      Listing.............................................................35

  7.6      No Restraints.......................................................35

  7.7      Tax Opinion.........................................................35

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                              PAGE

  8.1      Termination Events..................................................35

  8.2      Termination Procedures..............................................36

  8.3      Effect of Termination...............................................36

SECTION 9. INDEMNIFICATION, ETC................................................37

  9.1      Survival of Representations, Etc....................................37

  9.2      Indemnification.....................................................37

  9.3      Exclusive Remedy....................................................38

  9.4      No Contribution.....................................................38

  9.5      Defense of Third Party Claims.......................................38

SECTION 10. MISCELLANEOUS PROVISIONS...........................................39

  10.1     Stockholders' Agent.................................................39

  10.2     Further Assurances..................................................40

  10.3     Fees and Expenses...................................................40

  10.4     Attorneys' Fees.....................................................40

  10.5     Notices.............................................................40

  10.6     Time of the Essence.................................................41

  10.7     Headings............................................................41

  10.8     Counterparts........................................................42

  10.9     Governing Law.......................................................42

  10.10    Successors and Assigns..............................................42

  10.11    Remedies Cumulative; Specific Performance...........................42

  10.12    Waiver..............................................................42

  10.13    Amendments..........................................................42

  10.14    Severability........................................................42

  10.15    Parties in Interest.................................................43

  10.16    Entire Agreement....................................................43

  10.17    Waiver of Jury Trial................................................43

  10.18    Construction........................................................43

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

         THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of November 14, 1999, by and among ASK JEEVES, INC., a Delaware corporation ("Parent"); NEUTRAL ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and NET EFFECT SYSTEMS, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

         A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement, the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

         B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

         C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

         D. Contemporaneously with the execution and delivery of this Agreement, the holders of capital stock of the Company representing approximately 93% of the voting capital stock of the Company are executing and delivering to Parent a voting agreement (a "Voting Agreement") of even date herewith substantially in the form of Exhibit B.

                                    AGREEMENT

         The parties to this Agreement intending to be legally bound hereby agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

         1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

         1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law.

         1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m. on a date to be designated by Parent as



                                       1.

soon as practicable, but no later than two business days, after the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Sections 6 and 7. (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

         1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective
Time:

                  (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent;

                  (b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

                  (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals selected by Parent prior to the Closing.

         1.5      CONVERSION OF SHARES.

                  (a) Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

                           (i) each share of Company Common Stock (including all shares of Company Common Stock issued upon conversion of all preferred stock ($.01 par value per share) of the Company ("Company Preferred Stock") and upon exercise of any Company Warrant prior to the Closing) outstanding immediately prior to the Effective Time shall be converted into the right to receive the Applicable Fraction (as defined below) of a share of the common stock (par value $0.001 per share) of Parent ("Parent Common Stock"). The "Applicable Fraction" shall be the fraction (A) having a numerator equal to $210,000,000 and (B) having a denominator equal to the amount determined by multiplying (1) the Parent Average Stock Price by (2) the Fully Diluted Number of Company Shares; and

                           (ii) each share of the common stock (par value $0.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

                  (b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares



                                       2.

of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

                  (c) A portion of the shares of Parent Common Stock issued in the Merger shall be delivered into escrow and held as specified in Section 1.8 hereof.

                  (d) In the event Parent at any time or from time to time between the date of this Agreement and the Effective Time declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or effects a subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, then the Applicable Fraction shall be appropriately adjusted.

         1.6      STOCK OPTIONS AND WARRANTS.

                  (a) At the Effective Time, each option to purchase shares of capital stock of the Company that is then outstanding, whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's 1997 Stock Plan (the "Stock Plan") and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time,
(i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent and (iv) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged and shall continue to have, and be subject to, the same terms and conditions as set forth in the Stock Plan and/or stock option agreement by which such Company Option is evidenced immediately prior to the Effective Time; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary to effectuate the provisions of this Section
1.6. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option and (ii) the exercise price per share of Parent Common Stock



                                       3.

issuable upon exercise of such assumed Company Option. It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent that such Company Options qualified as incentive stock options immediately prior to the Effective Time. Parent shall promptly and in any event no later than coincident with the effectiveness of the Registration Statement contemplated by the Registration Rights Agreement attached as Exhibit L hereto, file with the SEC a registration statement on Form S-8 registering the exercise of any Company Options assumed by Parent pursuant to this Section 1.6. Parent shall use its commercially reasonable efforts to maintain the effectiveness of such Registration Statement for so long as such Company Options remain outstanding. Parent shall take all necessary corporate action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed in accordance with this Section 1.6(a).

                  (b) At the Effective Time, each Company Warrant (if any) that is then outstanding shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the instrument by which such Company Warrant is evidenced. All rights with respect to Company capital stock under outstanding Company Warrants shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time,
(i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such assumed Company Warrant shall be equal to the number of shares of Company Common Stock that were subject to such Company Warrant immediately prior to the Effective Time multiplied by the Applicable Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Warrant shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent and (iv) all restrictions on the exercise of each such assumed Company Warrant shall continue in full force and effect, and the term, exercisability and other provisions of such Company Warrant shall otherwise remain unchanged; provided, however, that each such assumed Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. Parent shall take all necessary corporate action to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Warrants assumed in accordance with this Section 1.6(b).

         1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the



                                       4.

Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

         1.8      EXCHANGE OF CERTIFICATES; ESCROW SHARES.

                  (a) At or prior to the Effective Time, Parent shall reserve for exchange in accordance with this Section 1, (i) the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.5 in exchange for outstanding shares of Company Common Stock and (ii) cash for fractional shares in the amount described in Section 1.8(c). At the Closing, each Company stockholder that does not perfect its appraisal rights and is otherwise entitled to receive shares of Parent Common Stock pursuant to Section 1.5 (a "Merger Stockholder") shall surrender to Parent all certificates representing shares of Company Common Stock (properly endorsed for transfer). At or as soon as practicable after the Effective Time, Parent shall (i) deliver to each Merger Stockholder a certificate representing 90 percent of the number of whole shares of Parent Common Stock that such Merger Stockholder has the right to receive pursuant to the provisions of Section 1.5 and (ii) deliver to the escrow agent under the Escrow Agreement in the form of Exhibit C hereto (the "Escrow Agreement"), on behalf and in the name of each Merger Stockholder, a certificate representing 10 percent of the number of whole shares of Parent Common Stock that such Merger Stockholder has the right to receive pursuant to the provisions of Section 1.5 (the "Escrow Shares"). With respect to those Merger Stockholders whose shares of Company Common Stock are subject to a Restricted Stock Purchase Agreement, the number of Escrow Shares deposited on behalf of each such Merger Stockholder shall be prorated between such Merger Stockholder's unreleased shares under a Restricted Stock Purchase Agreement and shares that have been released from the Company's Repurchase Option (as such term is defined in the respective Restricted Stock Purchase Agreements) based on the number of shares that constitute unreleased shares under a Restricted Stock Purchase Agreement and the number of shares that have been so released as of the Effective Time. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity agreement against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

                  (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this
Section 1.8 (at which time such holder shall be entitled receive all such dividends and distributions and such cash payment).

                  (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such



                                       5.

holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Average Stock Price.

                  (d) The shares of Parent Common Stock to be issued in the Merger shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any such shares shall, until such time that the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any):

                           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
                  BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

                  (e) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

                  (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

                  (g) The Escrow Shares shall be maintained in an escrow fund (the "Escrow Fund") for purposes of satisfying claims brought pursuant to
Section 9 and for the period of time set forth in the Escrow Agreement.

         1.9      APPRAISAL RIGHTS.

                  (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company for which, as of the Company Stockholders' Meeting (as defined in Section 5.2 hereof), the holder thereof has demanded an appraisal of their value in accordance with Section 262 of the Delaware General Corporation Law ("Dissenting Shares") shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in
Section 262 of the Delaware General Corporation



                                       6.

Law; provided, however, that if the status of any such shares as Dissenting Shares shall not be perfected in accordance with Section 262 of the Delaware General Corporation Law, or if any such shares shall lose their status as Dissenting Shares then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5.

                  (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company at or prior to the Company Stockholders' Meeting to require the Company to purchase Dissenting Shares pursuant to Section 262 of the Delaware General Corporation Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the Delaware General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

         1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         1.11 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

         1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants, to and for the benefit of the Indemnitees, subject to such exceptions as are disclosed in the Disclosure Schedule, as follows:

         2.1      DUE ORGANIZATION; NO SUBSIDIARIES; ETC.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta, Canada. Each of the Acquired Companies has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and is currently proposed to be conducted; (ii) to own and use its assets in the manner in which its



                                       7.

assets are currently owned and used and (iii) to perform its obligations under all Company Contracts.

                  (b) Except as set forth in Part 2.1(b) of the Disclosure Schedule, neither of the Acquired Companies is or has ever been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction.

                  (c) Part 2.1(c) of the Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of each of the Acquired Companies, (ii) the names of the members of each committee of the board of directors of each of the Acquired Companies and (iii) the names and titles of the officers of each of the Acquired Companies.

                  (d) Except for the ownership of the Subsidiary by the Company, neither Acquired Company owns any controlling interest in any Entity, and neither Acquired Company has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. Neither Acquired Company has agreed or is obligated to make any future investment in or capital contribution to any Entity.

         2.2 CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (a) the certificate of incorporation and bylaws (or similar organizational documents) of each Acquired Company, including all amendments thereto; (b) the stock records of each Acquired Company and (c) except as set forth in Part 2.2 of the Disclosure Schedule, the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Company, the board of directors of each Acquired Company and all committees of the board of directors of each Acquired Company. There has not been any violation of any of the provisions of the certificate of incorporation or bylaws of either Acquired Company, and neither Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company's stockholders, such Acquired Company's board of directors or any committee of such Acquired Company's board of directors. The books of account, stock records, minute books and other records of the Acquired Companies are accurate, up-to-date and complete in all material respects.

         2.3      CAPITALIZATION, ETC.

                  (a) As of the date hereof, the authorized capital stock of the Company consists of (i) 18,000,000 shares of Company Common Stock, of which 1,918,685 shares are issued and outstanding and (ii) 12,164,758 shares of Preferred Stock, 440,000 of which are designated as Series A Preferred, all of which are issued and outstanding, and 6,674,758 of which are designated as Series B Preferred Stock, 6,371,360 of which are issued and outstanding, and 5,050,000 of which are designated as Series C Preferred Stock, 4,198,920 of which are issued and outstanding. The Company has reserved an additional 4,553,000 shares of Company Common Stock for issuance under the Stock Plan to employees, advisory board members, officers or directors of, or consultants to, the Company, of which options to acquire 4,033,851 shares of Common Stock have been granted. The Company has reserved an additional 303,398 shares of Series B Preferred Stock for issuance upon exercise of Company Warrants. All of the



                                       8.

issued and outstanding capital stock of the Subsidiary is owned beneficially and of record by the Company, free and clear of Encumbrances.

                  (b) All of the outstanding shares of Company Common Stock and Subsidiary Stock have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable federal and state (and with respect to the subsidiary, Canadian Federal and Provincial) securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of either Acquired Company. There are no preemptive rights applicable to any shares of capital stock of either Acquired Company.

                  (c) Except as set forth in Section 2.3(a) or Part 2.3(c) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or the Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or the Subsidiary; (iii) Contract under which the Company or the Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) to the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or the Subsidiary.

                  (d) Except as set forth in Part 2.3(d) of the Disclosure Schedule, neither Acquired Company has repurchased, redeemed or otherwise reacquired any of its shares of capital stock or other securities. All securities so reacquired by the Company or the Subsidiary were reacquired in compliance with (i) all applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

         2.4      FINANCIAL STATEMENTS.

                  (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

                           (i) The audited balance sheets of the Company and the Subsidiary as of December 31, 1998, and the related audited statements of operation, statements of shareholders' with the notes thereto and the unqualified report and opinion of PricewaterhouseCoopers LLP relating thereto; and

                           (ii) The unaudited consolidated balance sheet of the Company and the Subsidiary as of September 30, 1999 (the "Unaudited Interim Balance Sheet"), and the related unaudited consolidated statement of operation of the Company and the Subsidiary for the nine
         (9) months then ended.

                  (b) The Company Financial Statements present fairly the financial position of the Company and the Subsidiary as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i), cash flows) of the



                                       9.

Company and the Subsidiary for the period covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principals applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude.)

         2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since September 30, 1999:

                  (a) there has not been any material adverse change in the business, condition, operations or financial performance of the Acquired Companies, and, to the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Acquired Companies;

                  (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of the Acquired Companies;

                  (c) neither Acquired Company has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

                  (d) except as described in Section 2.3 or Part 2.3 of the Disclosure Schedule, neither Acquired Company has sold, issued or authorized the issuance of (i) any capital stock or other security,
         (ii) any option or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

                  (e) neither Acquired Company has amended its certificate of incorporation or bylaws (or similar organizational documents), or has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (f) neither Acquired Company has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

                  (g) neither Acquired Company has made any capital expenditure that individually exceeds $50,000 and in the aggregate with other capital expenditures by the Acquired Companies since December 31, 1998 exceeds $520,000;

                  (h) neither Acquired Company has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined below) or
         (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Material Contract;

                  (i) neither Acquired Company has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or



                                      10.

         licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except in each case for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and on a consistent basis;

                  (j) neither Acquired Company has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

                  (k) neither Acquired Company has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and on a consistent basis;

                  (l) neither Acquired Company has (i) lent money to any Person (other than pursuant to routine advances made to employees for travel and business expenses in the ordinary course of business) or (ii) incurred or guaranteed any indebtedness for borrowed money;

                  (m) neither Acquired Company has changed any of its methods of accounting or accounting practices in any respect;

                  (n) neither Acquired Company has filed any Tax election with the Internal Revenue Service;

                  (o) neither Acquired Company has commenced or settled any Legal Proceeding;

                  (p) neither Acquired Company has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

                  (q) neither Acquired Company has agreed or committed to take any of the actions referred to in clauses "(c)" through "(p)" above.

         2.6      TITLE TO ASSETS.

                  (a) The Acquired Companies own, and have good, valid and marketable title to, all assets reflected in the Unaudited Interim Balance Sheet or acquired in the ordinary course of business since September 30, 1999, except for such imperfections of title which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the assets subject thereto or affected thereby. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of such assets are owned by the Acquired Companies and are free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable and (y) minor liens that have arisen in the ordinary course of business and that do not (in any individual case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Companies.



                                      11.

                  (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are material to the business of the Acquired Companies and that are being leased or licensed to the Acquired Companies.

         2.7      EQUIPMENT; LEASEHOLD.

                  (a) All material items of equipment and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Companies in the manner in which such business is currently being conducted.

                  (b) The Acquired Companies do not own any leasehold interest in real property, except for the leasehold created under the real property lease identified in Part 2.8(b) of the Disclosure Schedule.

         2.8 TITLE TO REAL PROPERTY. Neither Acquired Company owns any real property or interests in real property other than leasehold interests in real property. Part 2.8 of the Disclosure Schedule sets forth a complete list of all real property and interest in real property leased by the Acquired Companies ("Leased Real Property"). The Acquired Companies have good and valid title to the leasehold interests in all Leased Real Property, in each case free and clear of all Encumbrances, except (i) such as are set forth in Part 2.8 of the Disclosure Schedule, (ii) leases, subleases and similar agreements set forth in
Part 2.8 of the Disclosure Schedule, (iii) easements, covenants, rights-of-way and other similar restrictions of record that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Companies, (iv) minor liens that have arisen in the ordinary course of business and have been or will be paid promptly and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Companies and (vi) any Encumbrance on the landlord's interest in any Leased Real Property, including any deeds of trust, mortgages or other monetary liens.

         2.9      INTELLECTUAL PROPERTY.

                  (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth (i) the products and development tools material to the business of the Company and
(ii) each trademark, trade name, service mark, service name, patent, patent application and registered copyright owned by the Acquired Companies. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of each trademark, trade name, service mark, service name, patent and patent application licensed to each Acquired Company by any Person (except for any trademark, trade name, service mark, service name, patent and patent application that is licensed to either Acquired Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such trademark, trade name, service mark, service name, patent and patent application is being licensed to such Acquired Company. Except as set forth in Part 2.9(a)(iii) of the Disclosure Schedule, the Acquired Companies have good, valid and marketable title to all of the Company Proprietary Assets or Intellectual Property Rights in the Company Proprietary Assets identified in Part



                                      12.

2.9(a)(i) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and have a valid right to use all Proprietary Assets identified in
Part 2.9(a)(ii) of the Disclosure Schedule and Intellectual Property Rights in such Proprietary Assets. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, the Acquired Companies have not developed jointly with any other Person any Company Proprietary Asset or Intellectual Property Rights in any Company Proprietary Asset with respect to which such other Person has any rights.

                  (b) The Acquired Companies have taken reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets and Intellectual Property Rights in such Proprietary Assets (except Company Proprietary Assets or Intellectual Property Rights in such Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets and Intellectual Rights in such Proprietary Assets. Except as set forth in Part 2.9(b)(i) of the Disclosure Schedule, the Acquired Companies have not (other than pursuant to license agreements identified in Part 2.10 of the Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset. Except as set forth in Part 2.9(b)(ii) of the Disclosure Schedule, all current and former employees, consultants and independent contractors that are or were involved in the creation, invention, research or development of the Company Proprietary Assets and Intellectual Property Rights in such Proprietary Assets have executed and delivered to the Company and/or the Subsidiary an agreement that is substantially identical to the form of the Employment Confidential Information and Invention Assignment Agreement and Consulting Agreement previously delivered to Parent.

                  (c) Except as set forth in Part 2.9(c) of the Disclosure Schedule, none of the Company Proprietary Assets infringes any patent, copyright, trade secret, or other intellectual property right, or, to the Company's knowledge, trademark of any other Person. Except as set forth in Part 2.9(c) of the Disclosure Schedule, neither Acquired Company is misappropriating or making any unlawful use of, and neither Acquired Company has at any time misappropriated or made any unlawful use of, any Proprietary Asset or any Intellectual Property Right in any such Proprietary Asset owned or used by any other Person. Except as set forth in Part 2.9(c) of the Disclosure Schedule, neither Acquired Company has received any notice or other communication of any actual or alleged infringement, misappropriation or unlawful use of, any Proprietary Asset or any Intellectual Property Right in any such Proprietary Asset owned or used by any other Person. To the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes any Intellectual Property Right of the Company.

                  (d) Except as set forth in Part 2.9(d) of the Disclosure Schedule, (i) neither Acquired Company has licensed any of the Company Proprietary Assets or any Intellectual Property Right in any such Proprietary Assets to any Person on an exclusive basis and (ii) neither Acquired Company has entered into any covenant not to compete or Contract limiting its ability to exploit fully any Company Proprietary Assets or any Intellectual Property Right in such Proprietary Assets or to transact business in any market or geographical area or with any Person.



                                      13.

                  (e) Except as set forth in Part 2.9(e) of the Disclosure Schedule, the products and products of the Acquired Companies under development and their respective internally developed computer systems and software are Year 2000 Compliant. Except as set forth in Part 2.9(e) of the Disclosure Schedule, to the knowledge of the Company, the third party computer systems and software used by the Acquired Companies in their respective internal operations are Year 2000 Compliant. The Company has developed a Year 2000 Verification Plan for Net Effect Products, a copy of which has been delivered to Parent. The Company has delivered to Parent accurate and complete copies of all memoranda, analyses, reports, correspondence and other documents existing as of the date hereof and relating to the Year 2000 Compliance status of the Acquired Companies' products, products under development and internally used systems and software which have been received by either Acquired Company from third parties or prepared internally by either Acquired Company (to the extent that such documents are not subject to the attorney-client privilege).

                  (f) No internally developed product, system, program or software module designed, developed, sold, licensed or otherwise made available by either the Acquired Company to any Person, and to the knowledge of the Company, no third party product, system, program or software module sold, licensed or otherwise made available by either Acquired Company to any Person, contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

         2.10     CONTRACTS.

                  (a)      Part 2.10(a) of the Disclosure Schedule identifies:

                           (i) each Company Contract between an Acquired Company and any employee, consultant or independent contractor (or form of such Company Contract and an identification of the parties thereto) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

                           (ii) each Company Contract imposing any restriction on an Acquired Company's right or ability (A) to compete with any other Person or (B) to transact business or deal in any other manner with any other Person;

                           (iii) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

                           (iv) each Company Contract relating to the acquisition, issuance or transfer of any securities other than agreements relating to the grant of options or stock purchase rights under the 1997 Stock Plan or the repurchase of shares thereunder, in each case as identified in Part 2.10(a)(iv) of the Disclosure Schedule;

                           (v) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;



                                      14.

                           (vi) each Company Contract with any Related Party (as defined in Section 2.18);

                           (vii) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate or
         (B) the performance of services having a value in excess of $50,000 in the aggregate, in each case other than Contracts that have a term of less than 60 days or that may be terminated by either Acquired Company (without penalty) within 60 days after the delivery of a termination notice by either Acquired Company;

                           (viii) each Company Contract relating to the license of any patent, copyright, trade secret or other proprietary right to or from either Acquired Company other than any patent, copyright, trade secret or other proprietary right that is licensed to either Acquired Company under any third party software license generally available to the public at a cost of less than $20,000;

                            (ix) each Company Contract relating to the grant of rights to manufacture, produce, assemble, license, market, or sell either Acquired Company's products to any other person or otherwise affecting either Acquired Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products;

                           (x) each Company Contract relating to indemnification by either Acquired Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase or sale agreements entered into in the ordinary course of business); and

                           (xi) any other Company Contract that is material to the business of either Acquired Company.

(Contracts in the respective categories described in clauses "(i)" through "(xi)" above are referred to in this Agreement as "Material Contracts.")

                  (b) The Company has delivered to Parent accurate and complete copies of all written Material Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract identified in Part 2.10 of the Disclosure Schedule is in full force and effect, and, to the knowledge of the Company, is enforceable by the Acquired Companies in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  (c) Except as set forth in Part 2.10(c) of the Disclosure
Schedule:

                           (i) neither Acquired Company has violated or breached, or committed any default under, any Material Contract, and, to the knowledge of the Company, no



                                      15.

         other Person has violated or breached, or committed any default under, any Material Contract;

                           (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default under or exercise any remedy for breach of any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract;

                           (iii) neither Acquired Company has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Material Contract; and

                           (iv) neither Acquired Company has waived any of its material rights under any Material Contract.

         2.11 LIABILITIES. Neither Acquired Company has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for:
(a) liabilities incurred by the Acquired Companies in the ordinary course of business consistent with the past practices of the Acquired Companies; (b) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contract; (c) the liabilities identified in Part 2.11 of the Disclosure Schedule, (d) those set forth or adequately provided for in the Unaudited Interim Balance Sheet; and (e) those incurred in connection with the execution of this Agreement.

         2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Acquired Companies are, and have at all times been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not (and will not reasonably be expected to) have a Material Adverse Effect on the Acquired Companies. Except as set forth in Part
2.12 of the Disclosure Schedule, neither Acquired Company has never received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

         2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Acquired Companies, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which their business is currently being conducted. The Acquired Companies are, and at all times have been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the



                                      16.

Disclosure Schedule. Neither Acquired Company has ever received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

         2.14 TAX MATTERS. The Acquired Companies have filed all federal, state, local and foreign tax returns that are required to be filed or has requested extension thereof and has paid all taxes, including sales and withholding taxes, penalties and interest, assessments, fees and other charges to the extent that the same have become due and payable. No tax assessment or deficiency has been made or proposed against either Acquired Company nor has either Acquired Company received any notice of any proposed tax audit, assessment or deficiency. No claim or Proceeding is pending or to the Company's knowledge has been threatened against or with respect to either Acquired Company in respect of any Tax. Except as set forth in Part 2.14 of the Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of either Acquired Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G or Section 162 of the Code. Neither Acquired Company is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar agreement.

         2.15     EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

                  (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by either Acquired Company for the benefit of any employee of either Acquired Company ("Employee").

                  (b) Except as set forth in Part 2.15(a) of the Disclosure Schedule, neither Acquired Company maintains, sponsors or contributes to, and, to the knowledge of the Company, neither Acquired Company has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan for the benefit of Employees or former Employees (a "Pension Plan").

                  (c) The Acquired Companies maintain, sponsor or contribute only to those employee welfare benefit plans for the benefit of Employees or former Employees that are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans").

                  (d) With respect to each Plan, the Company has delivered to
Parent: (i) an accurate and complete copy of such Plan (including all amendments thereto) and (ii) an accurate and complete copy of all annual reports, summary plan descriptions, material employee communications, trust or other funding agreements, financial statements and Contract relating to or with respect to such Plan;



                                      17.

                  (e) All Pension Plans comply in form and in operation in all material respects with all applicable requirements of sections 401(a) and 501(a) of the Code, and to the knowledge of the Company, no event has occurred that will or could give rise to disqualification of any such plan under such sections or to a tax under section 511 of the Code;

                  (f) Except as would not have a Material Adverse Effect on the Acquired Companies, there have been no "prohibited transactions" (as described in section 406 of the Employee Retirement Income Security Act of 1974, as amended, or section 4975 of the Code) with respect to any Plan;

                  (g) Except as set forth in Part 2.15(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law and (ii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

                  (h) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements.

                  (i) Except as set forth in Part 2.15(i) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company or the Subsidiary (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

                  (j) There has been no act or omission that would impair the right or ability of the Acquired Companies to unilaterally amend or terminate any plan, agreement or arrangement;

                  (k) Part 2.15(k) of the Disclosure Schedule contains a list of all salaried employees of the Acquired Companies as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. Neither Acquired Company is a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the employees of the Acquired Companies are "at will" employees.

                  (l) Except as set forth in Part 2.15(l) of the Disclosure Schedule, the Acquired Companies have good labor relations, and neither Acquired Company has any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Acquired Companies or (ii) any of the Key Employees or more than five (5) other employees of either of the Acquired Companies intends to terminate his or her employment with either of the Acquired Companies.

         2.16 ENVIRONMENTAL MATTERS. The Acquired Companies are in compliance in all material respects with all applicable Environmental Laws, which compliance includes the



                                      18.

possession by the Acquired Companies of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither Acquired Company has received any notice or other communication (in writing or other express communication to a responsible person at an Acquired Company), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that an Acquired Company is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by an Acquired Company with any Environmental Law in the future. To the knowledge of the Company, no current or prior owner of any property leased or controlled by an Acquired Company has received any notice or other communication (in writing or other express communication to a responsible person at an Acquired Company), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner, lessee or operator or an Acquired Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Acquired Companies pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. There has been no release or discharge by an Acquired Company (or, to the knowledge of the Company, by any current or prior owner, lessee or operator of any property leased or controlled by an Acquired Company) of any Materials of Environmental Concern that would or would reasonably be expected to give rise to an obligation by either Acquired Company to effect any environmental cleanup or remediation.

         2.17 INSURANCE. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of either Acquired Company, identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Neither Acquired Company has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

         2.18     RELATED PARTY TRANSACTIONS.

                  (a) Except as set forth in Part 2.18(a) of the Disclosure
Schedule: (i) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or the Subsidiary; (ii) no Related Party is, or has at any time been, indebted to the Company or the Subsidiary; (iii) no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Company or the Subsidiary; (iv) no Related Party is competing, or has at any time competed, directly or indirectly, with the Company or the Subsidiary; and
(v) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company or the Subsidiary or for reimbursement of travel or business expenses incurred in the ordinary course of business or pursuant to any option granted under the Company's 1997 Stock Plan). (For purposes of this Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the stockholders of the Company or the Subsidiary; (ii) each individual who



                                      19.

is, or who has at any time been, an officer of the Company or the Subsidiary;
(iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company and the Subsidiary) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

                  (b) Part 2.18(b) of the Disclosure Schedule sets forth an accurate description of any transfer of capital stock of the Company or the Subsidiary that has ever occurred between or among any existing or former stockholders of the Company or the Subsidiary, as the case may be. Exhibit E identifies each person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

         2.19     LEGAL PROCEEDINGS; ORDERS.

                  (a) Except as set forth in Part 2.19(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and, to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves either Acquired Company or any of the assets owned or used by either Acquired Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                  (b) Except as set forth in Part 2.19(b) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against either Acquired Company.

                  (c) There is no order, writ, injunction, judgment or decree to which either Acquired Company, or any of the assets owned or used by either Acquired Company, is subject. To the knowledge of the Company, none of the stockholders of either Acquired Company is subject to any order, writ, injunction, judgment or decree that relates to the business of such Acquired Company or to any of the assets owned or used by such Acquired Company.

         2.20 AUTHORITY; BINDING NATURE OF AGREEMENT. This Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms, except insofar as enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and general principles of equity.

         2.21 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor
(2) the consummation of the Merger or any



                                      20.

of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of either Acquired Company or (ii) any resolution adopted by the stockholders of either Acquired Company, the board of directors of either Acquired Company or any committee of the board of directors of either Acquired Company;

                  (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which either Acquired Company, or any of the assets owned or used by either Acquired Company, is subject;

                  (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by either Acquired Company or that otherwise relates to the business of either Acquired Company or to any of the assets owned or used by either Acquired Company;

                  (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract or (iii) cancel, terminate or modify any such Material Contract; or

                  (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by either Acquired Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of either Acquired Company.

Except as set forth in Part 2.21 of the Disclosure Schedule, neither Acquired Company is nor will be, required to make any filing with, or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.



                                      21.

         2.22 FULL DISCLOSURE. None of the representations or warranties made by the Company in this Agreement (including, and as modified by, the Disclosure Schedule) or in the Company Closing Certificate, (i) contains or will contain any untrue statement of a material fact or (ii) omits or will omit to state any material fact necessary in order to make the representations and warranties contained herein (in the light of the circumstances under which such representations and warranties were made or provided) not misleading.

         2.23 VOTE REQUIRED. The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock voting as a separate class (ii) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together and not as separate classes, and (iii) a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, and not as a separate series, and on an as converted basis (the "Required Vote") is the only vote of the holders of any class or series of the Company's and the Subsidiary's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement. The affirmative vote of the holders of a majority of the shares of each series of Preferred Stock outstanding at the time of such vote, voting as separate classes, is required to cause each share of Preferred Stock to be automatically converted into Common Stock as required by Section 5.3 herein.

         2.24 NO BROKERS. Except for Hambrecht & Quist LLC, whose fees and certain expenses are the responsibility of the Company except as provided in
Section 10.3 hereof, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company.

         2.25 NO EXISTING DISCUSSIONS. Except as set forth in Part 2.25 of the Disclosure Schedule, neither Acquired Company nor any Representative of either Acquired Company is currently engaged, directly or indirectly, in any discussions or negotiations with any other Person (other than Parent and Merger
Sub) relating to any Acquisition Transaction.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

         3.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent's business, financial condition or results of operations.



                                      22.

         3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.3 NO CONFLICT; CONSENTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Merger Sub are not prohibited by, and will not violate or conflict with, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, or of any Legal Requirement or any provision of any Contract to which Parent or Merger Sub is a party, except where any of the foregoing would not have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Parent. No Consent of any Governmental Body is necessary on the part of Parent or Merger Sub for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

         3.4 SEC FILINGS; FINANCIAL STATEMENTS. Parent has filed with the Securities and Exchange Commission (the "SEC") and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements and other documents filed or required to be filed by it and its subsidiaries on or since June 30, 1999 under the Securities Act and the Exchange Act (collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents and any forms, reports, schedules, statements and other documents Parent may file with the SEC subsequent to the date hereof until the Closing, including, without limitation, any financial statements or schedules included therein, complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Parent SEC Documents fairly presented in all material respects the financial position of Parent and its consolidated subsidiary as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly presented in all material respects the results of operations and cash flows of Parent and its consolidated subsidiary for the respective periods or as of the respective dates set forth therein. Each of the consolidated balance sheets and statements of operations and cash flows (including the related notes) included in the Parent SEC Documents has been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.



                                      23.

         3.5 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger and upon exercise of Company Options assumed in accordance with the provisions of this Agreement and, if applicable, upon exercise of the Company Warrants assumed in accordance with the provisions of this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

         3.6 MERGER SUB. Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Merger Sub has not engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

         3.7 GOVERNMENTAL AUTHORIZATION. Parent is, and at all times has been, in substantial compliance with the terms and requirements of the Governmental Authorizations necessary to enable Parent to conduct its business in the manner in which its business is currently being conducted. Parent has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, except where any of the foregoing would not have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Parent.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

         4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement pursuant to the provisions of Section 8.1 (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Companies' Representatives, personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Acquired Companies; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, tax returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request.

         4.2 OPERATION OF THE BUSINESS OF THE COMPANY. Without the prior written consent of Parent, during the Pre-Closing Period:

                  (a) the Company shall conduct its (and shall cause the Subsidiary to conduct its) business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

                  (b) the Company shall use commercially reasonable efforts to preserve intact its (and shall cause the Subsidiary to preserve intact its) current business organization, keep available the services of its current officers and employees and maintain its relations



                                      24.

         and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

                  (c) the Company shall (and shall cause the Subsidiary to) keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

                  (d) the Company shall not (and shall cause the Subsidiary not to) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and the Company shall not (and shall cause the Subsidiary not to) repurchase, redeem or otherwise reacquire any shares of capital stock or other securities except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to the Company or the Subsidiary, as the case may be;

                  (e) except for the issuance of shares of Company Common Stock upon exercise or conversion of presently outstanding Company Preferred Stock, Company Options or Company Warrants, the Company shall not (and shall cause the Subsidiary not to) sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

                  (f) except as contemplated by this Agreement, the Company shall not (and shall cause the Subsidiary not to) amend or permit the adoption of any amendment to the certificate of incorporation or bylaws of the Company (or the Subsidiary, as the case may be), or effect or permit the Company (or the Subsidiary, as the case may be) to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                  (g) the Company shall not (and shall cause the Subsidiary not to) form any subsidiary or acquire any equity interest or other interest in any other Entity;

                  (h) the Company shall not (and shall cause the Subsidiary not to) make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Companies during the Pre-Closing Period, do not exceed $50,000 per month;

                  (i) the Company shall not (and shall cause the Subsidiary not to) (i) enter into, or permit any of the assets owned or used by it to become bound by, any Material Contract or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract;

                  (j) the Company shall not (and shall cause the Subsidiary not to) (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business) or (ii) incur or guarantee any indebtedness for borrowed money;



                                      25.

                  (k) the Company shall not (and shall cause the Subsidiary not to) (i) establish, adopt or amend any Employee Benefit Plan, (ii) other than in the ordinary course of business consistent with past practice, pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees or
         (iii) hire any new employee (except those to whom offer letters were issued prior to the date hereof and disclosed by the Company on Part 2.10(a)(i) of the Disclosure Schedule;

                  (l) the Company shall not (and shall cause the Subsidiary not to) change any of its methods of accounting or accounting practices in any material respect;

                  (m) the Company shall not (and shall cause the Subsidiary not to) make any tax election;

                  (n) the Company shall not (and shall cause the Subsidiary not to) commence or settle any Legal Proceeding; and

                  (o) the Company shall not (and shall cause the Subsidiary not to) agree or commit to take any of the actions described in clauses "(e)" through "(n)" above.

         4.3      NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

                  (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company or the Subsidiary of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely prior to November 30, 1999.

                  (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. Except as expressly set forth in this Agreement, no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by



                                      26.

the Company in this Agreement or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

         4.4 NO NEGOTIATION. During the Pre-Closing Period, the Company shall not (and shall cause the Subsidiary not to), directly or indirectly:

                  (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

                  (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

                  (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company, the Subsidiary or any of their respective affiliates during the Pre-Closing Period.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

         5.1 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings, if any, and give all notices, if any, required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement and (b) shall use all commercially reasonable efforts to obtain all Consents, if any, required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

         5.2 COMPANY STOCKHOLDERS' MEETING. As promptly as practicable after the execution of this Agreement, the Company and Parent shall jointly prepare an Information Statement relating to the approval of the Merger by the Company's stockholders and the exercise of appraisal rights in connection therewith (the "Information Statement"). The Company shall provide and include in the Information Statement such information relating to the Company and its stockholders as may be required pursuant to the provisions of applicable securities and corporate laws (including, without limitation, Rule 502 under the Securities Act). The Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the Delaware General Corporation Law, call and hold a special meeting of its stockholders as promptly as practicable, and in any event no later than November 24, 1999, for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (the "Company Stockholders' Meeting"). The Company shall cause a copy of the Information Statement to be delivered to each stockholder of the Company who is entitled to vote on the Merger. As promptly as practicable after the delivery of copies of the Information Statement to all stockholders entitled to vote at the Company Stockholders' Meeting, the



                                      27.

Company shall use its best efforts (i) to solicit from each of such stockholders a proxy in favor of the approval of the Merger and this Agreement, (ii) to cause each of such stockholders who is not an "accredited investor" (as defined in Rule 501 under the Securities Act) to identify a "purchaser representative" (as defined in Rule 501 under the Securities Act) in connection with evaluating the merits and risks of investing in Parent Common Stock and (iii) to cause each of such stockholders to execute and deliver to Parent a Stockholder Representation Letter in the form of Exhibit D hereto. In lieu of calling and holding the Company Stockholders' Meeting, the Company may solicit written consents (to be effective on or prior to November 24, 1999) in accordance with its certificate of incorporation and bylaws and the applicable requirements of the Delaware General Corporation Law. Parent will reasonably cooperate with the Company with respect to the matters set forth in this Section 5.2. Parent will promptly provide all information relating to its business or operations necessary for inclusion in the Information Statement to satisfy all requirements of applicable state and federal securities and corporate laws. The Company shall use commercially reasonable efforts to obtain certificates representing at least 93% of the capital stock of the Company, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

         5.3 CONVERSION AND EXERCISE. At or prior to the Closing, the Company shall cause all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company to be converted into Company Common Stock in accordance with the Company's certificate of incorporation. At or prior to the Closing, the Company shall use commercially reasonable efforts to cause the holders of Company Warrants to exercise the Company Warrants in accordance with their respective terms, and to cause any shares of Series B Preferred Stock issued upon exercise of the Company Warrants to be converted into Company Common Stock prior to the Closing.

         5.4 PUBLIC ANNOUNCEMENTS. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit the Subsidiary or any of their respective Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding the Merger.

         5.5 POOLING OF INTERESTS. Parent and the Company shall use their commercially reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. During the Pre-Closing Period, no party to this Agreement shall take any action, and each party shall use its commercially reasonable efforts to cause its Representatives not to take any action, that could reasonably be expected to have an adverse effect on the ability of Parent to account for the Merger as a "pooling of interests."

         5.6 AFFILIATE AGREEMENTS. The Company shall use all commercially reasonable efforts to cause each Person identified on Exhibit E hereto (and any other Person that could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit F hereto.



                                      28.

         5.7 COMMERCIALLY REASONABLE EFFORTS. During the Pre-Closing Period, (a) the Company shall use all commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (b) Parent and Merger Sub shall use all commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

         5.8 TERMINATION OF AGREEMENTS. Prior to the Closing, the Company shall use all commercially reasonable efforts to ensure that all provisions in Contracts that provide any Person with rights of any nature with respect to the board of directors of either Acquired Company (except as provided generally by either Acquired Company's certificate of incorporation and bylaws (or similar organizational documents) or by applicable law) are validly and effectively terminated as of the Effective Time.

         5.9      EMPLOYEE AND RELATED MATTERS.

                  (a) Parent shall offer at-will employment with Parent or its affiliates, including the Company, to all of the Company's employees at the Closing at base compensation levels equal to or greater than each such employee's base compensation level as an employee of the Company on the date hereof. Prior to the Closing, Parent shall provide to such Company employees offer letters setting forth the specific terms of their employment. Those employees of the Company that continue to be employees of Parent or any of its affiliates, including the Company, following the Closing would, subject to any necessary transition period and the terms of such plans, be eligible to participate in Parent's health, vacation, employee stock purchase, stock option, 401(k) and other plans, to the same extent as comparably situated employees of Parent and would receive credit under Parent's benefit plans for service as an employee of the Company. For not less than one year following the Closing Date, Parent shall maintain, or shall cause the Company, to maintain, compensation and employee benefit plans and arrangements and perquisites for those persons who remain employees of the Company after the Closing Date that, in the aggregate, are substantially comparable to (or more favorable than) those provided pursuant to the compensation and employee benefit plans and arrangements and perquisites in effect on the date hereof.

                  (b) After the Closing, Parent may issue options, on Parent's standard terms, to employees of the Company that continue to be employees of Parent or any of its affiliates, including the Company, after the Closing.

                  (c) The Company shall use commercially reasonable efforts to cause the individuals on Exhibit G hereto to execute and deliver to the Company and Parent an Employment Agreement in the Form of Exhibit H hereto and a Noncompetition Agreement in the form of Exhibit I hereto.

         5.10 INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY. In addition to any rights that the directors or officers of the Acquired Companies may have under separate Indemnification Agreements with either of the Acquired Companies, from and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provision and any exculpation



                                      29.

provision set forth in the Company's certificate of incorporation or bylaws as in effect on the date hereof. The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation from liability substantially similar to those set forth in the Company's certificate of incorporation and bylaws on the date of this Agreement, and during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Person who was an officer or director of the Company at or prior to the Effective Time.

         5.11 PROTECTION OF PROPRIETARY ASSETS. The Company shall use commercially reasonable efforts to cause all current and former employees, consultants and independent contractors that are or were involved in the creation, invention, research or development of the Company Proprietary Assets, to execute and deliver to the Company an agreement that is substantially identical to the form of the Employee Confidential Information and Invention Assignment Agreement and Non-Disclosure Agreement, as applicable.

         5.12 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by Cooley Godward LLP) conforming to the requirements of Section 1.897-2(h)(1)(I) of the United States Treasury Regulation, and (b) the Company shall deliver to Parent the notification required to be delivered to the Internal Revenue Service under
Section 1.897-2(h)(2) of the United States Treasury Regulations.

         5.13 NOTIFICATION. During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent or Merger Sub of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes, in any material respect, an inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute, in any material respect, an inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Parent or Merger Sub; and (iv) any event, condition, fact or circumstances that Parent becomes aware of that would make the satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely prior to December 15, 1999.

         5.14 TAX-FREE REORGANIZATION. Parent and the Company shall each use its commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and to obtain an opinion of its respective counsel to such effect as contemplated by Section 7.8. Parent and the Company shall each execute and deliver the tax representation letters in the form of Exhibit P. From and after the Effective Time, neither Parent, Merger Sub nor the Company shall take any action that could reasonably be expected to cause the Merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code.



                                      30.

         5.15 NASDAQ NATIONAL MARKET LISTING. Parent shall file an application to list on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, as soon as practicable and will pay all necessary filing fees in connection therewith.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

                  The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

         6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties made by the Company in Sections 2.3 and 2.20 of this Agreement shall have been accurate in all respects as of the date of this Agreement (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualification, or any similar qualifications) and shall be accurate in all respects as of the Closing Date as if made at the Closing (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualification, or any similar qualifications); provided, however, that the representations and warranties in Section 2.3 related to the number of outstanding shares of capital stock and options and warrants to acquire capital stock of the Company shall be deemed to be accurate in all respects if the actual number of shares does not deviate by an aggregate of more than 10,000 shares from the number of shares set forth therein. Each of the other representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualification, or any similar qualifications), and shall be accurate in all material respects as of the Closing Date as if made at the Closing (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualification, or any similar qualifications), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be accurate in all material respects on and as of such date (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualification, or any similar qualifications)).

         6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

         6.3 STOCKHOLDER APPROVAL. The Merger and this Agreement shall have been duly approved by the stockholders of the Company by the requisite vote under applicable law and the Company's certificate of incorporation and by at least 93% of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Company Common Stock, voting together as a single class.



                                      31.

         6.4 ASSUMPTION/EXERCISE OF COMPANY WARRANTS. Parent shall have received satisfactory evidence that either (a) the Company Warrants will be assumed in accordance with Section 1.6(b) such that from and after the Closing all rights with respect to Company capital stock under the Company Warrants shall upon the Closing be converted into rights with respect to Parent Common Stock, or (b) prior to the Closing the Company Warrants shall have been exercised in accordance with their respective terms, and either (i) the shares of the Company's Series B Preferred Stock issued upon exercise of the Company Warrants shall have been converted into shares of Company Common Stock prior to the Closing, or (ii) as a result of the Merger and without any action on the part of the holders of the Company Warrants or any other Person, the shares of the Company's Series B Preferred Stock issued upon exercise of the Company Warrants shall be converted in the Merger solely into the right to receive the number of shares of Parent Common Stock that the holders of the Company Warrants would have received had the Company Warrants been exercised prior to the Closing and the shares of the Company's Series B Preferred Stock been converted into shares of Company Common Stock prior to the Closing.

         6.5 CONSENTS. All Consents (a) required to be obtained from any Governmental Entity, (b) required to be obtained under the Material Contracts listed on Part 2.21 of the Disclosure Schedule, and (c) otherwise required to be obtained, in each case in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except in the case of clause (b) to the extent that the failure to obtain any such Consents has not had, and is not reasonably likely to have, a Material Adverse Effect on the Company.

         6.6 EMPLOYEE MATTERS. Parent shall have received satisfactory evidence that none of the Key Employees shall have indicated that he or she does not intend to continue his or her employment with the Company after the Closing.

         6.7 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

                  (a) Affiliate Agreements in the form of Exhibit F hereto, executed by the Persons identified on Exhibit E hereto and by any other Person who could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act;

                  (b) Employment Agreements substantially in the form of Exhibit H hereto, executed by the individuals identified on Exhibit G hereto, provided that the execution copies of each such employee's agreement have been provided to the Company no later than the close of business on November 15, 1999;

                  (c) Noncompetition Agreements in the form of Exhibit I hereto, executed by the individuals identified on Exhibit G hereto;

                  (d) a FIRPTA Statement in the form of Exhibit J hereto, executed by the Company:



                                      32.

                  (e) Stockholder Representation Letters in the form of Exhibit D hereto, executed by each of the Merger Stockholders;

                  (f) a Registration Rights Agreement in the form of Exhibit K hereto, executed by Merger Stockholders holding at least 93% of the outstanding shares of capital stock of the Company immediately prior to the Closing;

                  (g) an Escrow Agreement in the form of Exhibit C hereto, executed by the Escrow Agent and Merger Stockholders holding at least 93% of the outstanding shares of capital stock of the Company immediately prior to the Closing;

                  (h) a legal opinion of Wilson Sonsini Goodrich & Rosati, dated as of the Closing Date, in the form of Exhibit L hereto;

                  (i) a letter from Ernst & Young LLP, dated as of the Closing Date, concurring with Parent's management that Parent may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC (provided, however, that the condition referred to in this clause "(i)" shall not apply if the reason that Ernst & Young LLP is unable to deliver the letter referred to in this clause "(i)" is due solely to actions taken by Parent or its affiliates);

                  (j) a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date, confirming that and concurring with the Company's management's conclusion that, as of the Closing Date, no conditions exist that would preclude the Company from becoming a party to a merger accounted for as a "pooling of interests";

                  (k) a certificate executed by the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.8, 6.10 and 6.13 have been duly satisfied (the "Company's Closing Certificate");

                  (l) a certificate of merger executed by the Company to be filed with the Secretary of State of the State of Delaware in accordance with Section 1.3;

                  (m) written resignations of all directors of the Company, effective as of the Closing Date; and

                  (n) the valid and effective termination as of the Effective Time of provisions in Contracts that provide any Person with rights of any nature with respect to the board of directors of the Company or the Subsidiary, except as provided generally by the Company's certificate of incorporation and bylaws or by applicable law.

         6.8 ABSENCE OF MATERIAL ADVERSE EFFECT. There shall have been no change in the business, properties, condition (financial or otherwise), or results of operations of either Acquired Company since the date of this Agreement which has had or would reasonably be expected to have a Material Adverse Effect on either Acquired Company.



                                      33.

         6.9 FIRPTA COMPLIANCE. The Company shall have delivered to Parent the documents required to be filed with the Internal Revenue Service referred to in
Section 6.6(d).

         6.10 LISTING. The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock required to be reserved for issuance in connection with the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

         6.11 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

         6.12 NO LEGAL PROCEEDINGS. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding (a) challenging or seeking the recovery of a material amount of damages in connection with the Merger, (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Company or (c) claiming to own any capital stock of the Company, or option or other right to acquire capital stock of the Company, or right to receive consideration as a result of the Merger.

         6.13 RULE 506 EXEMPTION. The issuance of Parent Common Stock to the Merger Stockholders shall be exempt from registration under the Securities Act pursuant to Rule 506 under the Securities Act.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

                  The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

         7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to the Company in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality qualification or any similar qualifications) and shall be accurate in all material respects as of the Closing Date as if made at the Closing (without giving effect to any materiality qualification or any similar qualifications), except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be accurate in all material respects on and as of such date (without giving effect to any materiality qualification or any similar qualifications)).

         7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.



                                      34.

         7.3 STOCKHOLDER APPROVAL. The Merger and this Agreement shall have been duly approved by the stockholders of the Company by the requisite vote under applicable law and the Company's certificate of incorporation.

         7.4 AGREEMENTS AND DOCUMENTS. The Company shall have received the following documents.

                  (a) a Registration Rights Agreement in the form of Exhibit K hereto, executed by Parent;

                  (b) Employment Agreements in the form of Exhibit H hereto, with the persons identified on Exhibit G hereto, executed by Parent;

                  (c) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit M hereto;

                  (d) an Escrow Agreement in the form of Exhibit C hereto, executed by Parent; and

                  (e) a certificate executed by Parent and Merger Sub containing the representation and warranty of the Parent and Merger Sub that the conditions set forth in Sections 7.1, 7.2 and 7.5 have been duly satisfied.

         7.5 LISTING. The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock required to be reserved for issuance in connection with the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

         7.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

         7.7 TAX OPINION. Parent and the Company shall have received written opinions from their respective tax counsel (Cooley Godward LLP and Wilson Sonsini Goodrich & Rosati, PC, respectively), in customary form, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn, provided, however, that if counsel to either Parent or the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied if the other party's counsel renders such opinion to such party. In rendering the opinion contemplated by this Section, counsel may rely upon reasonable representations and certificates of Parent, Merger Sub and the Company, including the tax representation letters in the form of Exhibit N.

SECTION 8. TERMINATION

         8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:



                                      35.

                  (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Company);

                  (b) by the Company if it reasonable determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

                  (c) by Parent if the Closing has not taken place on or before November 30, 1999 (other than as a result of any failure on the part of the Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Company);

                  (d) by the Company if the Closing has not taken place on or before December 15, 1999 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation of the Company set forth in this Agreement or in any other agreement or instrument delivered to Parent);

                  (e) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

                  (f) by the mutual written consent of Parent and the Company.

         8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Company shall deliver to Parent a notice, in writing, stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

         8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1 and 8.2, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10 and Section 5.4.



                                      36.

SECTION 9. INDEMNIFICATION, ETC.

         9.1      SURVIVAL OF REPRESENTATIONS, ETC.

                  (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2) shall survive the Closing and shall expire on the filing with the SEC of Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Termination Date"); provided, however, that if, at any time prior to the Termination Date, any Indemnitee (acting in good faith) delivers to the Stockholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Termination Date until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Closing Date, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

                  (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

                  (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

         9.2      INDEMNIFICATION.

                  (a) From and after the Closing Date (but subject to Section 9.1(a), 9.2(b), 9.3 and the other limitations set forth in this Section 9), the stockholders of the Company who shall have received, or shall be entitled to receive, Parent Common Stock pursuant to Section 1.5 of this Agreement (the "Indemnitors"), severally (and not jointly) and in proportion to their original contributions to the Escrow Fund, shall hold harmless and indemnify each of the Indemnitees from and against, and the Escrow Shares shall be available to compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 (as modified by the Disclosure Schedule) (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule delivered by the Company to Parent after the date of this Agreement and prior to the Closing); (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 2 (as modified by the Disclosure Schedule) as if such representation and warranty had been made on and as of the



                                      37.

Closing Date (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing to the extent that Parent would be entitled to terminate this Agreement as a result of such update); (iii) any breach of any covenant or obligation of the Company (including the covenants set forth in Sections 4 and 5); or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)," "(ii)" or "(iii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9); provided, however, that, except as set forth in
Section 9.3 with respect to claims based upon fraud, the aggregate amount for which the Indemnitors are required to indemnify the Indemnitees pursuant to this
Section 9.2 will not exceed the Escrow Shares held in the Escrow Fund.

                  (b) DEDUCTIBLE. The Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $500,000 in the aggregate. If the total amount of such Damages exceeds $500,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding $500,000.

         9.3 EXCLUSIVE REMEDY. With the exception of claims based upon fraud, from and after the Closing, recourse of Parent to the Escrow Shares pursuant to this Agreement and the Escrow Agreement shall be the sole and exclusive remedy of Parent and the other Indemnitees for monetary damages under the indemnification provisions contained in, and for any breach of, this Agreement (it being understood that nothing in this Section 9.3 or elsewhere in this Agreement shall effect Parent's rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement to be performed after the Closing). With the exception of claims based on fraud, no former stockholder, optionholder, warrantholder, officer, director, employee or agent of the Company shall have any personal liability to Parent after the Closing in connection with the Merger.

         9.4 NO CONTRIBUTION. No stockholders of the Company shall have any right of contribution, right of indemnity or other right or remedy against Merger Sub or the Company in connection with any indemnification obligation or any other liability to which she, he or it may become subject under or in connection with this Agreement.

         9.5 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub or the Company, against Parent or against any other Person) with respect to which any of the Indemnitors may, in Parent's reasonable judgment, become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. The Merger



                                      38.

Stockholders shall be entitled, at their expense, to participate in any defense of such claim or Legal Proceeding. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

                  (a) each Indemnitor shall make available to Parent any documents and materials in his or its possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

                  (b) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding only with the consent of the Stockholders' Agent (as defined in Section 10.1); provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Stockholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub or the Company; provided, however, any failure on the part of Parent to so notify the Stockholders' Agent shall not limit any of the obligations of the Indemnitors under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding or the rights of the Merger Stockholders). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders' Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent and the expense of said defense shall be paid out of the Escrow Fund; provided, however, that the Stockholders' Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld).

SECTION 10. MISCELLANEOUS PROVISIONS

         10.1 STOCKHOLDERS' AGENT. By virtue of their approval of the Merger and this Agreement, the Merger Stockholders shall have approved, among other matters, the indemnification and escrow terms set forth in Section 9 and the expense reimbursement provisions in Section 10.3 and shall irrevocably appoint William Nieto as their agent for purposes of Section 9 and Section 10.3 (the "Stockholders' Agent") to give and receive notices and communications, to authorize delivery to Parent of Parent Common Stock, cash or other property from the Escrow Fund, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution pursuant to
Section 3 of the Escrow Agreement and comply with orders of courts and awards of arbitrators with respect to indemnification claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. William Nieto hereby accepts his appointment as the Stockholders' Agent. Parent shall be entitled to deal exclusively with the Stockholders' Agent on all matters relating to Section 9 and Section 10.3, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitor by the Stockholders' Agent, and on any other action taken or purported to be taken on behalf of any Indemnitor by the Stockholders' Agent, as fully binding upon such Indemnitor. If the Stockholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Indemnitors, then the Indemnitors shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Stockholders' Agent" for purposes of Section 9, Section 10.3 and this Section



                                      39.

10.1. No bond shall be required for the Stockholders' Agent. If for any reason there is no Stockholders' Agent at any time, all references herein to the Stockholders' Agent shall be deemed to refer to the Indemnitors. The Stockholders' Agent shall not be responsible for any act done or omitted thereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment. The Merger Stockholders shall jointly and severally indemnify the Stockholders' Agent and hold the Stockholders' Agent harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of the Stockholders' Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Stockholders' Agent. By virtue of their approval of the Merger and this Agreement, the Merger Stockholders hereby agree to pay (i) the reasonable fees of the Stockholders' Agent relating to his services performed in such capacity, and (ii) all reasonable costs and expenses, including those of any legal counsel or other professional retained by the Stockholders' Agent, in connection with the acceptance and administration of the Stockholders' Agent's duties hereunder. Subject to the prior right of Parent to make claims for Damages, the Stockholders' Agent shall have the right to recover from the Escrow Fund prior to any distribution to the Merger Stockholders, any reasonable fees, costs and expenses, including those of any legal counsel or other professional retained by the Stockholders' Agent, in connection with the performance, acceptance and administration of the Stockholders' Agent's duties hereunder.

         10.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

         10.3 FEES AND EXPENSES. Parent shall bear and pay all fees, costs and expenses (including, without limitation, legal, accounting and investment banking fees incurred by the Company) that have been incurred or that are incurred by Parent, Merger Sub and the Company in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Costs"); provided, however, that Parent shall have no obligation to bear and pay the Transaction Costs of the Company if the Merger is not consummated; and provided, further, that Parent shall have no obligation to bear and pay any Transaction Costs of the Company that exceed $3,000,000, such excess Transaction Costs to be borne and paid by the Merger Stockholders by deducting from the Escrow Fund a number of shares of Parent Common Stock having an aggregate value equal to the amount of the Transaction Costs of the Company that exceed $3,000,000 in the aggregate.

         10.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         10.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express



                                      40.

delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                  IF TO PARENT OR MERGER SUB:
                  Ask Jeeves, Inc.
                  5558 Morton Street, Suite 350
                  Emeryville, CA 94608
                  Attention:  Chief Financial Officer, with a copy to General
                              Counsel
                  Facsimile No.:  (510) 985-7416

                  WITH A COPY TO:
                  Cooley Godward LLP
                  3000 El Camino Real
                  Palo Alto, CA  94306
                  Attention:  Andrei Manoliu
                  Facsimile No.:  (650) 857-0663

                  IF TO THE COMPANY:
                  Net Effect Systems, Inc.
                  4144 Lankershim Boulevard, Suite 200
                  North Hollywood, CA  91602
                  Attention:  Julie Schoenfeld
                  Facsimile No.:  (818) 753-6605

                  WITH A COPY TO:
                  Wilson, Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, CA  94304
                  Attention:  Judith Mayer O'Brien
                  Facsimile No.:  (650) 845-5000

                  IF TO THE STOCKHOLDERS' AGENT OR ANY OF THE INDEMNITORS:
                  865 Laurel Street
                  San Carlos, CA 94070
                  Attention:  William Nieto
                  Facsimile No.: (650) 595-3071

         10.6 TIME OF THE ESSENCE. For the purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

         10.7 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.



                                      41.

         10.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         10.9 GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

         10.10 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Indemnitees; and the respective successors and assigns, if any, of the foregoing. Merger Sub may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

         10.11 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

         10.12 WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10.13 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

         10.14 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.



                                      42.

         10.15 PARTIES IN INTEREST. Except for the provisions of Sections 1.5 and 10.1, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

         10.16 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement executed on behalf of Parent and the Company on November 1, 1999 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing Date or
(b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

         10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         10.18    CONSTRUCTION.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections", "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.



                                      43.

         The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                        ASK JEEVES, INC.
                                          a Delaware corporation

                                        By:  /s/ Robert Wrubel, President
                                           -------------------------------------


                                        NEUTRAL ACQUISITION CORP.,
                                          a Delaware corporation

                                        By:  /s/ Robert Wrubel, President
                                           -------------------------------------


                                        NET EFFECT SYSTEMS, INC.,
                                          a Delaware corporation

                                        By: /s/ Julie Schoenfeld, CEO
                                           -------------------------------------



                                [SIGNATURE PAGE]

                                    EXHIBITS



Exhibit A     -    Certain definitions

Exhibit B     -    Form of Voting Agreement

Exhibit C     -    Form of Escrow Agreement

Exhibit D     -    Form of Stockholder Representation Letter

Exhibit E     -    Persons to execute Affiliate Agreements

Exhibit F     -    Form of Affiliate Agreement

Exhibit G     -    Persons to sign Employment and Noncompetition Agreements

Exhibit H     -    Form of Employment Agreement

Exhibit I     -    Form of Noncompetition Agreement

Exhibit J     -    FIRPTA Statement

Exhibit K     -    Form of Registration Rights Agreement

Exhibit L     -    Form of legal opinion of Wilson Sonsini Goodrich & Rosati

Exhibit M     -    Form of legal opinion of Cooley Godward LLP

Exhibit N     --   Form of Tax Representation Letters

                                    EXHIBIT A

                               CERTAIN DEFINITIONS


         For purposes of the Agreement (including this Exhibit A):

         ACQUIRED COMPANIES. "Acquired Companies" means collectively the Company and the Subsidiary.

         ACQUIRED COMPANY. "Acquired Company" means either the Company or the Subsidiary.

         ACQUISITION TRANSACTION. "Acquisition Transaction" means any transaction involving:

                  (a) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Company or the Subsidiary;

                  (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company or the Subsidiary, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or the Subsidiary or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or the Subsidiary; or

                  (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or the Subsidiary.

         AGREEMENT. "Agreement" means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

         COMPANY COMMON STOCK. "Company Common Stock" means a share of common stock, $.01 par value, of the Company.

         COMPANY CONTRACT. "Company Contract" means any Contract: (a) to which the Company or the Subsidiary is a party; (b) by which the Company or the Subsidiary or any of their respective assets is or may become bound or under which the Company or the Subsidiary has, or may become subject to, any obligation; or (c) under which the Company or the Subsidiary has or may acquire any right or interest.

         COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" means any Proprietary Asset owned by or licensed to the Company or the Subsidiary or otherwise used by the Company or the Subsidiary.

         COMPANY WARRANTS. "Company Warrants" means the warrants to purchase shares of capital stock of the Company.

         CONSENT. "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         DAMAGES. "Damages" include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, cost (including reasonable costs of investigation) or expense of any nature, net of any indemnity from third parties or, in the case of third party claims, by any amounts actually recovered relating to facts giving rise to such third-party claims.

         DISCLOSURE SCHEDULE. "Disclosure Schedule" means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Subsidiary.

         ENCUMBRANCE. "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ENVIRONMENTAL LAW. "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         FULLY DILUTED NUMBER OF COMPANY SHARES. "Fully Diluted Number of Company Shares" means the sum of (i) the aggregate number of shares of capital stock of the Company outstanding immediately prior to the Effective Time, plus
(ii) the aggregate number of shares of capital stock of the Company (if any) issuable upon the exercise of any vested option, outstanding warrant or other right to acquire capital stock of the Company, or the conversion of any convertible securities, or the exercise of any option that will become exercisable as a result of the Merger, in each case as outstanding immediately prior to the Effective Time.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

         INDEMNITEES. "Indemnitees" means the following Persons: (a) Parent; (b) Parent's current and future officers, directors and affiliates (including Merger
Sub); (c) the respective successors and assigns of the Persons referred to in clauses "(a)"and "(b)" above; provided, however, that the stockholders of the Company are not deemed to be "Indemnitees."

         INTELLECTUAL PROPERTY RIGHT. "Intellectual Property Right" means any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application or trade secret.

         KEY EMPLOYEES. "Key Employees" include the following individuals:

         Julie Schoenfeld - CEO
         Karen Gier - CFO
         Kelly Graves -- Co-Founder
         Ning Ning Yu -- VP - Engineering
         David Gerken -- VP Business Development
         Mark Bell -- VP - Sales
         Joe Fitzhenry -- Director - Customer Engineering
         Jim Cheung -- Director - Professional Services
         Colin Benson -- Systems Architect
         Craig Bruenell -- Development Engineer
         Charles Costarella -- Senior Engineer
         Runming Deng -- Senior Engineer
         Sujit Gupta -- Principal SW Engineer
         John Isaacs -- Release Engineer
         Karen Ruddock -- Support Specialist
         Carl Sturmer, Sr. -- System Engineer
         Eric Walton, Sr. -- Software Engineer
         Michael Wong       -- Research Product Specialist

         KNOWLEDGE. Information shall be deemed to be known to or to the "knowledge" of the Company if that information is actually known or reasonably should be known by any officer or director of the Company.

         LEGAL PROCEEDING. "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         LEGAL REQUIREMENT. "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company or the Subsidiary if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Company's Closing Certificate but for the presence of "Material Adverse Effect" qualifications in such representations and warranties) would have a material adverse effect on the business, condition, operations or financial performance of the Company or the Subsidiary.

         MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

         PARENT AVERAGE STOCK PRICE. "Parent Average Stock Price" means $114.43.

         PERSON. "Person" means any individual, Entity or Governmental Body.

         PROPRIETARY ASSET. "Proprietary Asset" means any know-how, customer list, computer software, computer program, invention, design, blueprint or engineering drawing and documentation relating to any of the above.

         REPRESENTATIVES. "Representatives" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SEC. "SEC" means the United States Securities and Exchange Commission.

         SECURITIES ACT. "Securities Act" means the Securities Act of 1933, as amended.

         SUBSIDIARY. "Subsidiary" means Net Effect Systems Canada Inc.

         SUBSIDIARY STOCK. "Subsidiary Stock" means the capital stock of the Subsidiary.

         YEAR 2000 COMPLIANT. "Year 2000 Compliant" means to be capable of accurately processing, providing, storing, displaying and receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations, and accurately and continuously functioning automatically into and beyond the year

2000 without human intervention and without any change in operations associated with the advent of the year 2000.

                                    EXHIBIT B

                            FORM OF VOTING AGREEMENT

                                    EXHIBIT C

                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT D

                    FORM OF STOCKHOLDER REPRESENTATION LETTER

                                    EXHIBIT E

                     PERSONS TO EXECUTE AFFILIATE AGREEMENTS



Paul D. Schaller
TL Ventures III L.P.
Michael E. McFall
Trinity Ventures V, L.P.
Karen Gier
Larry Orr
A. Sidney Alpert
Julie M. Schoenfeld
David Strohm
Robert Verratti
NingNing Yu
Mark Bell
Greylock IX Limited Partnership
David Gerken
Kelly Graves

                                    EXHIBIT F

                           FORM OF AFFILIATE AGREEMENT

                                    EXHIBIT G

            PERSONS TO SIGN EMPLOYMENT AND NONCOMPETITION AGREEMENTS

Julie Shoenfeld
Karen Gier
Kelly Graves
Ning Ning Yu
David Gerken
Mark Bell
Colin Benson
Sujit Guptan
John Isaacs
Carl Stumer
Eric Walton
Michael Wong
Joe Fitzhenry
Jim Cheung

                                    EXHIBIT H

                          FORM OF EMPLOYMENT AGREEMENT

                                    EXHIBIT I

                        FORM OF NONCOMPETITION AGREEMENT

                                    EXHIBIT J

                                FIRPTA STATEMENT

                                    EXHIBIT K

                      FORM OF REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT L

            FORM OF LEGAL OPINION OF WILSON SONSINI GOODRICH & ROSATI

                                    EXHIBIT M

                   FORM OF LEGAL OPINION OF COOLEY GODWARD LLP

                                    EXHIBIT N

                       FORM OF TAX REPRESENTATION LETTERS